Exhibit 99.1

Investor Contact:

Shareholder Services

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM PROVIDES UPDATE ON EXCHANGE LISTING

SAN DIEGO, Calif. – December 20, 2013 - Cardium Therapeutics (NYSE MKT: CXM) today provided an update on its exchange listing. As previously reported, a communication from the staff of the company’s current listing exchange, NYSE MKT, indicated that the company was considered to be noncompliant with certain listing requirements based on its quarterly report for the period ended September 30, 2012, and provided that the company should submit a plan to staff of the exchange that would reestablish compliance with the NYSE MKT listing requirement by March 31, 2013, which has since been extended on a quarterly basis based on the company’s ongoing progress with its compliance plan. In addition, based on the company’s quarterly report on Form 10-Q filed on November 19, 2013, noncompliance was noted with respect to Section 1003(a)(iii) of the company quide which requires the maintenance of stockholders’ equity in excess of $6.0 million. Accordingly, the exchange has invited the company to submit an additional plan of compliance by January 6, 2014, pursuant to which the company would expect to regain compliance by May 30, 2014.

The notification received from the listing exchange had no current effect on the listing of the company’s shares on the exchange. Rather the Company has been afforded the opportunity to regain compliance with the requirements of the exchange’s company guide by the end of the applicable periods on December 31, 2013 (with respect to Section 1003(a)(iv)) and, if a revised plan is accepted, by May 30, 2014 (with respect to Section 1003(a)(iii)). As is normal course, however, the Company’s exchange compliance will continue to be evaluated on an ongoing basis. Additional information and provisions regarding the NYSE MKT requirements are found in Part 10 of its company guide. The Company will be subject to periodic review by the exchange staff during the period covered by the plan. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the applicable extension periods could result in the Company’s shares being delisted from the exchange. If the Company’s common stock was not traded on the NYSE MKT, it would be expected to trade on the OTC exchange, an alternative regulated quotation service that provides quotes, sale prices and volume information in over-the-counter equity securities. The Company’s common stock was traded on the OTC until July 2007, when the company elected to instead list its shares on the NYSE MKT (formerly the American Stock Exchange).

About Cardium

Cardium is a health sciences and biotechnology regenerative medicine company. Cardium has three business units: (1) Angionetic Therapeutics™, focused on the late-stage clinical development of Generx®, an angiogenic gene therapy product candidate for the treatment of cardiac microvascular insufficiency due to advancing coronary artery disease; (2) Activation Therapeutics™, a regenerative medicine wound healing technology and commercialization platform, that includes Excellagen®, an FDA-cleared advanced wound care product; and (3) LifeAgain® Insurance Solutions, an advanced medical data analytics platform that supports the Company’s BlueMetric Select term life insurance program underwritten by Symetra Life Insurance for men with active localized prostate cancer. For more information about Cardium visit www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there is no assurance that the Company will satisfy the requirements of its compliance plan and will otherwise continue to satisfy the listing requirements of its exchange or that its shares can continue to be listed on a national exchange; that planned product development efforts and clinical studies can be performed in an efficient and effective manner; that regulatory approvals can be obtained in a timely manner or at all; that partnering, distribution or other commercialization efforts can be achieved; that our products or proposed products will prove to be sufficiently safe and effective; that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that third parties on whom we depend will behave as anticipated; or that necessary regulatory approvals will be obtained. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development, testing and marketing of biologics, medical devices and other products, and the conduct of human clinical trials, including the timing, costs and outcomes of such trials, whether our efforts to launch new products and expand our markets will be successful or completed within the time frames contemplated, our dependence upon proprietary technology, our ability to obtain necessary funding, regulatory approvals and qualifications, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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Cardium Therapeutics®, Generx®, Excellagen®, LifeAgain®, BlueMetric™, Decision Rule Adaption™, ADAPT™,

Angionetic Therapeutics™, Activation Therapeutics™ are trademarks of Cardium Therapeutics, Inc. or Tissue Repair

Company. Other trademarks belong to their respective owners. Other trademarks belong to their respective owners.